                        SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                              MICROS Systems, Inc.
--------------------------------------------------------------------------------
            (Name of Registrant as Specified In Its Charter)

                              MICROS Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No filing fee.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------


      2)  Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11:(1)

      --------------------------------------------------------------------------


      4)  Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
                                 -----------------------------------------------



      2)  Form, Schedule or Registration Statement No.:
                                                       -------------------------


      3)  Filing Party:
                       ---------------------------------------------------------


      4)  Date Filed:
                     -----------------------------------------------------------

                             MICROS SYSTEMS, INC.

                            12000 BALTIMORE AVENUE
                       BELTSVILLE, MARYLAND 20705-1291

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON NOVEMBER 20, 1998


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MICROS Systems, Inc., ("MICROS" or the "Company") will be held at 2:00 p.m. Eastern Standard Time on Friday, November 20, 1998, at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore-Washington International Airport, Baltimore, Maryland, 21240 for the following purposes:

      (1) To approve an amendment to the Company's Articles of Incorporation that provides for an increase in the aggregate number of shares of Common Stock that the Company is authorized to issue from 30,000,000 to 50,000,000 shares (Proposal 1); and

      (2)   To elect six directors to serve for a one year term (Proposal 2);
            and

      (3) To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants for the 1999 fiscal year (Proposal
            3); and

      (4) To approve an amendment to the Company's 1991 Stock Option Plan, which serves to authorize the issuance of an additional 1,000,000 shares of Common Stock under the Option Plan, for a total of 4,500,000 shares of Common Stock (Proposal 4); and

      (5) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      The close of business on October 2, 1998, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The transfer books of the Company will not be closed.

      Finally, with respect to Proposal 2, please note that Alan M. Voorhees, a director of the Company since 1982, is retiring from the Board of Directors at the end of the current term, and hence, not standing for re-election. The Board of Directors, management and employees of the Company wish to acknowledge with gratitude the sophisticated guidance, astute business insight and wisdom provided by Mr. Voorhees over the past 16 years. The Company wishes Mr. Voorhees well in his future endeavors.

                                    By Order of the Board of Directors,

                                    /s/

                                    Judith F. Wilbert
                                    Corporate Secretary

Beltsville, Maryland
October 23, 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             MICROS SYSTEMS, INC.

                            12000 BALTIMORE AVENUE
                       BELTSVILLE, MARYLAND 20705-1291

                               PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                              NOVEMBER 20, 1998

                     VOTING RIGHTS AND PROXY SOLICITATION


      This Proxy Statement is furnished to stockholders of MICROS Systems, Inc. ("MICROS" or the "Company") in connection with the solicitation by the Board of Directors of MICROS of proxies to be used at the Annual Meeting of Stockholders to be held on Friday, November 20, 1998, at 2:00 p.m. Eastern Standard Time at the BWI Airport Marriott, 1743 West Nursery Road, Baltimore-Washington International Airport, Baltimore, Maryland, 21240, and at any adjournments thereof.

      It is anticipated that this Proxy Statement and form of proxy will initially be mailed to stockholders on or about October 23, 1998.

      If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS AND FOR ALL OTHER PROPOSALS, EXCEPT AS OTHERWISE PROVIDED HEREIN. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters in their best judgment.

      The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

      The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its Directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. The Company will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable out-of-pocket expenses in doing so. The Company may retain a proxy solicitor if it were to determine subsequently that such action is appropriate.

      The securities which can be voted at the Annual Meeting consist of shares of Common Stock of the Company with each share entitling its owner to one vote. The close of business on October 2, 1998, has been fixed as the record date for determination of stockholders entitled to vote at the meeting. The number of shares outstanding on October 2, 1998, was 16,119,766. The presence in person or by proxy of stockholders holding of record a majority of all votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

      A majority of all votes cast at the meeting, a quorum being present, is required for the adoption of each of the Proposals, other than Proposal 1 which requires approval by a majority of all votes entitled to be cast, and Proposal 4, which requires approval by a majority of all votes entitled to be cast at the meeting. Under applicable Maryland law, with respect to Proposals 2 and 3, proxies marked as abstentions and broker non-votes (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be considered as present at the meeting for purposes of determining the existence of a quorum but not entitled to vote with respect to the particular matter and will therefore have no effect on the vote. With respect to Proposal 1, broker non-votes and abstentions shall have the effect of a negative vote. With respect to Proposal 4, broker non-votes shall have no effect, but abstentions shall have the effect of a negative vote. A proxy marked to withhold a vote from a nominee in the case of election of Directors shall have the effect of a negative vote. Each stockholder of record on the record voting date is entitled to one vote per share. There are no cumulative voting rights.

      A COPY OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR ITS FISCAL YEAR ENDED JUNE 30, 1998, ACCOMPANIES THIS PROXY STATEMENT. THE COMPANY HAS FILED AN ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED JUNE 30, 1998, WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF SUCH ANNUAL REPORT ON FORM 10-K BY WRITING TO THE CORPORATE SECRETARY AT THE COMPANY'S ADDRESS SET FORTH ABOVE.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

      Set forth below is the number of shares of the Company's Common Stock and the percentage of total outstanding shares beneficially owned by each Director of the Company, the Chief Executive Officer, the four most highly compensated executive officers (other than the Chief Executive Officer), all Directors and executive officers as a group and, to the knowledge of the Company, all persons beneficially owning more than 5% of the Company's Common Stock as of August 31, 1998. Also set forth below is the address of each such beneficial owner of more than 5% of the Company's Common Stock.

                                                                     NUMBER OF
                                                                      SHARES
                                                                  OF COMMON STOCK
                                                                   BENEFICIALLY
                                                                     OWNED AS
                                                                   OF AUGUST 31,       PERCENT OF
       INDIVIDUAL OR GROUP (1)                                       1998 (2)            CLASS
       -----------------------                                       --------         ------------
       Louis M. Brown, Jr.                                          76,332  (3)       Less than 1%
         Director, Chairman of the Board
       Daniel Cohen                                                 20,000            Less than 1%
         Director
       A. L. Giannopoulos                                          102,666  (4)       Less than 1%
         Director, President and Chief Executive Officer
       F. Suzanne Jenniches                                          2,512            Less than 1%
         Director
       John G. Puente                                                8,000            Less than 1%
         Director
       Dwight S. Taylor                                                400            Less than 1%
         Director
       Alan M. Voorhees                                             80,000  (5)       Less than 1%
         Director
       Jeffrey B. Edwards                                           36,998  (6)       Less than 1%
         President, MICROS Fidelio Software GmbH  and Co. KG
       Daniel G. Interlandi                                         73,308  (7)       Less than 1%
         Senior Vice President and General Manager, Table
         Service Restaurants and Leisure and Entertainment
         Groups


                                                                     NUMBER OF
                                                                       SHARES
                                                                  OF COMMON STOCK
                                                                   BENEFICIALLY
                                                                     OWNED AS
                                                                   OF AUGUST 31,       PERCENT OF
       INDIVIDUAL OR GROUP (1)                                        1998 (2)           CLASS
       -----------------------                                        --------        ------------
       Gary C. Kaufman                                              69,600  (8)       Less than 1%
         Senior Vice President, Finance and Administration
          and Chief Financial Officer
       Ronald J. Kolson                                            151,332  (9)       Less than 1%
         Executive Vice President and Chief Operating Officer

       Directors and Executive                                     800,673  (10)         4.8%
         Officers as a Group (15 persons, including the
         above-named persons)

       SAFECO Asset Management Company                           2,438,728              14.6%
       SAFECO Plaza
       Seattle, WA 98185

       Wanger Asset Management                                   1,588,000               9.5%
       227 West Monroe, Suite 3000
       Chicago, IL 60606

       Dresdner RCM Global Investors                             1,529,162               9.2%
       4 Embarcadero Center, Suite 3000
       San Francisco, CA 94111

(1) As of August 31, 1998, CEDE & Co., nominee for Stock Clearing Corporation, Box 20, Bowling Green Station, New York, New York, a central certificate service, held of record 15,869,646 shares, representing 98.0% of the outstanding shares of Common Stock. Those shares are believed to be owned beneficially by a large number of beneficial owners and, except as indicated in this table, the Company is not aware of any other individual or group owning beneficially more than 5% of the outstanding Common Stock.

(2) Information with respect to beneficial ownership is based on information furnished by each shareholder. Sole voting and sole investing power is exercised by each individual.

(3)   Includes options to purchase 55,332 shares exercisable within 60 days.

(4)   Includes options to purchase 96,666 shares exercisable within 60 days.

(5) Does not include 80,000 shares held by irrevocable trusts created for the benefit of the adult children of Mr. Voorhees, with respect to which he disclaims any beneficial interest.

(6)   Includes options to purchase 36,998 shares exercisable within 60 days.

(7) Includes options to purchase 66,000 shares exercisable within 60 days; does not include 500 shares of Common Stock held by his wife, with respect to which Mr. Interlandi disclaims any beneficial interest.

(8) Includes options to purchase 68,000 shares exercisable within 60 days; does not include 400 shares of Common Stock held in custody for a dependent child, with respect to which Mr. Kaufman disclaims any beneficial interest.

(9)   Includes options to purchase 81,332 shares exercisable within 60 days.

(10) Includes stock options for the purchase of 544,985 shares of Common Stock which are exercisable as of or within 60 days of August 31, 1998, and assumes 16,663,252 shares outstanding upon the exercise of such options.

                              PROPOSAL TO AMEND
                        THE ARTICLES OF INCORPORATION
            TO PROVIDE FOR AN INCREASE IN AUTHORIZED CAPITAL STOCK
                                 (PROPOSAL 1)

      On September 24, 1998, the Board of Directors unanimously adopted a resolution approving an amendment to the Company's Articles of Incorporation which serves to increase the aggregate number of shares of Common Stock that the Company is authorized to issue from 30,000,000 to 50,000,000 shares.

      The Board of Directors has determined that this proposed amendment is advisable and in the best interest of the Company and its stockholders. The proposed amendment (the "Charter Amendment") would amend Article FIFTH of the Articles of Incorporation by deleting such in the entirety and replacing with the provisions set forth below.

INCREASE IN AUTHORIZED CAPITAL STOCK

      The Company's Articles of Incorporation currently authorize the issuance of 30,000,000 shares of Common Stock, par value of $.025 per share. As of August 31, 1998, 16,118,267 shares were issued and outstanding, and another 3,117,973 shares were subject to unexercised options granted pursuant to the 1991 MICROS Stock Option Plan, or reserved for issuance pursuant to future grants under the Company's 1991 Stock Option Plan. On November 21, 1997, the Shareholders of the Company approved an amendment to the Company's Articles of Incorporation which increased the aggregate number of shares of Common Stock that the Company was authorized to issue from 10,000,000 to 30,000,000 shares. Accordingly, the Shareholders of the Company approved the issuance at that time of an additional 20,000,000 shares so as to allow the Company to effectuate important corporate objectives. Since that time, however, effective June 23, 1998, the Company implemented a two-for-one stock split effected in the form of a 100% stock dividend. Not only did this stock split have the effect of reducing the number of shares available for corporate purposes by approximately 8,039,258 shares, but it also served to reduce by half the value of all shares. While the Board of Directors continues to believe that the stock split was advisable, it did serve to reduce significantly the amount and value of authorized unissued shares that could be used for corporate purposes. Accordingly, an increase in the number of authorized shares of Common Stock is necessary to permit the Company to engage in potentially advisable transactions, such as sale of stock in a private placement to raise equity financing, stock splits or stock dividends, acquisitions funded with Company stock, secondary offerings, or additional issuances pursuant to future grants under the Stock Option Plan.

      The proposed Charter Amendment will increase the total number of authorized shares of Common Stock by an amount substantially greater than that necessary to achieve currently contemplated corporate objectives. The Charter Amendment may be viewed as having the possible effect of diluting the stock ownership of current stockholders, as well as discouraging, under certain circumstances, an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions which would make a takeover of the Company more difficult or costly. Notwithstanding the above, the proposed Charter Amendment will ensure that the Company continues to have additional shares available for future issuance from time to time as approved by the Board of Directors for any proper corporate purpose, including the sale of stock in a private placement to raise equity financing, stock splits or stock dividends, acquisitions of other businesses, secondary offerings, and issuances under stock option and other employee incentive programs, in each case subject to applicable laws and regulations.

EFFECTIVE DATE OF THE CHARTER AMENDMENT

      If the Charter Amendment is adopted by the required vote of stockholders, the Charter Amendment will become effective when the appropriate Articles of Amendment to the Company's Articles of Incorporation are filed with the State Department of Assessments and Taxation of Maryland. The Company anticipates that this filing will be made promptly following the Annual Meeting, or as soon as practicable thereafter.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION CONSTITUTING PROPOSAL 1. Proxies received by the Board of Directors will be voted for this resolution unless stockholders specify in their proxies a contrary choice.

      "RESOLVED, that the Company's stockholders hereby approve the following amendments to the Company's Articles of Incorporation:

           (a) that Article FIFTH of the Articles of Incorporation of the Corporation be amended to read in its entirety as follows:

                 FIFTH: The total number of shares which the Corporation shall have authority to issue is 50,000,000, all such shares to be common stock, par value $0.025 per share. Dividends may be declared on the common stock and each share of common stock will entitle the holder thereof to one vote in all proceedings in which action should be taken by stockholders of the Corporation."

                            ELECTION OF DIRECTORS
                                 (PROPOSAL 2)

      Six directors are to be elected at the Annual Meeting, each to hold office for a one year term and until his or her successor is elected and qualified. Unless authority so to vote is withheld, proxies received pursuant to this solicitation will be voted for the election of the six nominees named below.

      Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the Director nominees listed below. Management believes that all such nominees will stand for election and will serve if elected as Directors. If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors.

      Pursuant to the Company's By-Laws, the number of Directors shall be no less than five and no more than nine. There are currently seven Directors and the Board has nominated six individuals for election. After the Annual Meeting, the Board of Directors shall be comprised of six Directors. Proxies cannot be voted for a greater number of persons than the six nominees named.

      During the fiscal year ended June 30, 1998, the Board of Directors held five regular meetings. Each incumbent Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which he or she was a member.

      The Board of Directors had an Audit Committee for fiscal 1998. The Audit Committee was chaired by Mr. Puente, and included Ms. Jenniches and Mr. Taylor. The Audit Committee reviews the financial statements of the Company and the scope of the independent annual audit and internal audits. It also reviews the Company's internal accounting procedures and the independent accountants' recommendations to management concerning the effectiveness of the Company's internal financial and accounting controls. In addition, the Audit Committee reviews and recommends to the Board of Directors the firm to be engaged as the Company's independent accountants. The Audit Committee also examines and considers other matters relating to the financial affairs of the Company as it determines appropriate. The Audit Committee met two times during the fiscal year ended June 30, 1998. Representatives of PricewaterhouseCoopers LLP attended both meetings of the Audit Committee in fiscal 1998.

      Additionally, the Board of Directors had a Compensation Committee for fiscal 1998 comprised of Mr. Voorhees, who is the Compensation Committee chairman, Ms. Jenniches and Mr. Puente. The Compensation Committee met two times during the fiscal year ended June 30, 1998. The Board of Directors has assigned the Compensation Committee with the function of analyzing and approving, among other things, executive compensation, bonuses, and the issuance of stock options under the 1991 Option Plan.

      Further, the Board of Directors has established a Nominating Committee comprised of Mr. Giannopoulos, who is the Nominating Committee chairman, Mr. Brown and Mr. Taylor. The Nominating Committee has been assigned with the responsibility of identifying and interviewing individuals who may be qualified to serve as new Board members. The Nominating Committee shall act unilaterally, and accordingly, will not consider proposed recommendations from shareholders. In fiscal 1998, the Nominating Committee met once, and on several other occasions discussed informally Board composition and qualifications.

      At the Annual Meeting on November 21, 1997, the holders of 8,007,278 outstanding shares of Common Stock were eligible to cast votes in the election of Directors. Of such shares, 92% were present in person or by proxy and voted or withheld authority to vote in the election of Directors.

INFORMATION AS TO NOMINEES

      The following table sets forth the names of management's nominees for election as Directors to serve until the next Annual Meeting and until their successors are elected and qualified. Also set forth is certain other information, some of which has been obtained from the Company's records and some of which has been supplied by the nominees, with respect to each nominee's principal occupation or employment, his/her background, his/her age as of August 31, 1998, the periods during which he/she has served as a Director of the Company and positions held with the Company, if any.

NOMINEES FOR                  DIRECTOR    POSITION
DIRECTORS                     SINCE       HELD IN MICROS
---------                     -----       --------------

Louis M. Brown, Jr.           1977        Director, Chairman of the Board
Daniel Cohen                  1992        Director
A. L. Giannopoulos            1992        Director, President and Chief
                                          Executive Officer
F. Suzanne Jenniches          1996        Director
John G. Puente                1996        Director
Dwight S. Taylor              1997        Director

   Louis M. Brown, Jr., 55, has been a Director of the Company since 1977. Mr. Brown held the position of President and Chief Executive Officer from January 1986 until his appointment as Chairman of the Board in January 1987. He also serves as President and a director of IDEAS, Inc., a supplier of high technology, custom-engineered products and services. Mr. Brown serves as Chairman of Autometric, Inc. and of Planning Systems, Inc. He is a graduate of The Johns Hopkins University (B.E.S.-E.E.).

   Daniel Cohen, 43, has been a Director of the Company since November 1992. Mr. Cohen currently serves as President of Bartech Systems International, Inc., a Delaware corporation. Pursuant to a consulting agreement which was terminated June 30, 1998, Mr. Cohen provided consulting services to the Company. Until June 30, 1997, he was Managing Director of Fidelio MICROS France, S.A., a subsidiary of MICROS Systems, Inc. and distributor of the Company's products. Formerly, Mr. Cohen was Managing Director and principal shareholder of D.A.C. Systemes/MICROS France, a company he founded in 1986. In 1992, the Company acquired a 15% equity interest in D.A.C. Systemes, and the name was changed to D.A.C. Systemes/MICROS France. An additional 8% equity interest was acquired by the Company in fiscal 1994, and the remainder of the stock was acquired by the company in fiscal 1996. Mr. Cohen is a graduate of the Hotel School of Lausanne, Switzerland, from which he holds a Masters degree in Hotel Administration.

   A. L. Giannopoulos, 58, has been a Director since March 1992 and was elected President and Chief Executive Officer in May 1993. Effective as of June 1, 1995, Mr. Giannopoulos resigned as General Manager of the Westinghouse Information and Security Systems Divisions, having been with Westinghouse for 30 years, and was hired by the Company pursuant to an Employment Agreement to terminate December 31, 1999, subsequently amended to terminate on June 30, 2002. In prior assignments at Westinghouse, Mr. Giannopoulos was General Manager of the Automation Division and National Industrial Systems Sales Force, Industries Group. Mr. Giannopoulos currently serves as a Trustee of Capitol College and as a director of V-One, a public company engaged in the software development of virtual private networks. Mr. Giannopoulos is a graduate of Lamar University with a Bachelor of Science degree in Electrical Engineering.

   F. Suzanne Jenniches, 50, has been a Director of the Company since October 1996. She is Vice President and General Manager of Automation and
Information Systems (AIS) for the Electronic Sensors and Systems Sector of Northrop Grumman, which, either directly or through subsidiaries, designs and develops postal automation systems, intelligent material management systems, enterprise management systems, airline reservation systems and information systems for the travel industry, license plate readers, imaging inspection systems, and records management systems. Ms. Jenniches is past president of the national Society of Women Engineers, has served on the board of governors for the American Association of Engineering Societies, and is currently a board member of the State of Maryland's Greater Baltimore Committee Technology Council. Ms. Jenniches is a graduate of Clarion College and holds a Masters degree in Environmental Engineering from The Johns Hopkins University.

   John G. Puente, 68, has been a Director since May 1996. He is the Chairman of Telogy Networks, Inc., a developer of communications software products. Mr. Puente is on the board of directors of Primus Telecommunications, a long distance telecommunications service provider. Previously, he was Chairman and Chief Executive Officer of Orion Network Systems, a company which provides satellite services and facilities. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com, a supplier of microwave components and systems to the telecommunications industry. He was a founder and Chairman of Digital Communications Corporation (now Hughes Network Systems) and SouthernNet, a fiber optic long distance company which merged to form Telecom USA and was later acquired by MCI. Mr. Puente is a graduate of Polytechnic Institute of New York and now serves on the Board of Trustees of that institution, and he holds a Masters degree from Stevens Institute of Technology. He is Chairman of the Board of Trustees of Capitol College.

   Dwight S. Taylor, 53, has been a Director of the Company since 1997. He is Senior Vice President of Corporate Development Services, LLC ("CDS"), a commercial real estate development firm with offices in Columbia, Maryland, and a subsidiary of Corporate Offices Properties Trust (NYSE:OFC). Mr. Taylor has been employed by CDS (or Constellation Real Estate, Inc., an entity with which CDS merged in 1998) in various capacities for the last 14 years. Mr. Taylor is also a member of the Board of Directors of the Associated Black Charities, of which he was formerly its Chairman, and the National Association of Industrial and Office Properties. Mr. Taylor is a 1968 graduate of Lincoln University with a Bachelor of Science degree in Economics.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE SIX NOMINEES AS DIRECTORS.

                            EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by the Company for services in all capacities for the Chief Executive Officer and the four most highly compensated executive officers of the Company whose aggregate compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE


                                                                                   LONG-TERM
                                             ANNUAL COMPENSATION                  COMPENSATION
                                  -------------------------------------------    ---------------
       NAME AND                                                     OTHER          SECURITIES
      PRINCIPAL                                                     ANNUAL         UNDERLYING           ALL OTHER
       POSITION           YEAR        SALARY    BONUS (1)    COMPENSATION (2)    OPTIONS (#) (3)    COMPENSATION (4)
       --------           ----        ------    ---------    ----------------    ---------------    ----------------
A. L. Giannopoulos        1998      $263,510     $111,180              $0              90,000               $4,461
President and Chief       1997       250,962      112,000               0             130,000                5,680
Executive Officer         1996       203,000      114,000               0                   0                3,000

Jeffrey B. Edwards        1998       304,969       82,857               0              54,000              148,574
President                 1997       173,030       63,629               0              51,000               99,941
MICROS-Fidelio            1996       106,731       41,250               0                   0               36,211
Software GmbH and
Co. KG

Daniel G. Interlandi      1998       160,100       59,500               0              54,000                3,073
Senior Vice President     1997       123,075       57,000         181,881              78,000               49,542
and General Manager,      1996       106,400       73,400         133,900                   0               48,900
Table Service
Restaurants and
Leisure and
Entertainment Groups

Gary C. Kaufman           1998       173,204       64,600               0              66,000                3,797
Senior Vice President     1997       139,128       55,000               0             102,000               41,710
Finance and               1996       122,000       57,000               0                   0               41,100
Administration and
Chief Financial
Officer

Ronald J. Kolson          1998       178,230       64,600               0              72,000                3,052
Executive Vice            1997       144,478       64,000               0             116,000               50,331
President and Chief       1996       124,500       82,900         334,600                   0               49,800
Operating Officer


(1) Bonuses were paid to all recipients pursuant to decisions made by the Compensation Committee of the Board of Directors based on financial performance of the Company, including profitability and growth of the Company as measured by pre-tax income and net revenue, and satisfaction of individual performance objectives.

(2) Represents the aggregate difference between the actual exercise price of options granted and the fair market value of the Common Stock as of the date of option exercise.

(3) Fiscal 1997 options granted have been restated to reflect a two-for-one stock split effected during fiscal 1998 in the form of a stock dividend.

(4) All Other Compensation includes the Company's contributions to the Company's 401(k) savings plan for the named executives for fiscal 1996 and 1997, and in fiscal 1998 of $4,461 for Mr. Giannopoulos, $2,179 for Mr. Edwards, $3,073 for Mr. Interlandi, $3,797 for Mr. Kaufman, and $3,052 for Mr. Kolson. In addition, included in this column for Mr. Edwards relating to fiscal 1998 and 1997 is $146,395 and $97,780, respectively, in relocation and ongoing cost of living adjustments pertaining to his assignment as President of MICROS-Fidelio Software GmbH and Co. KG in Munich, Germany. During fiscal year 1996, Mr. Edwards received relocation compensation of $34,437 relating to other relocations. Also included in this column relating to fiscal 1997 is the Westinghouse Electric Corporation incentive bonus payments of $46,498 for Mr. Interlandi, $38,268 for Mr. Kaufman, and $47,173 for Mr. Kolson. Specifically, Westinghouse, in conjunction with its sale of stock in the Company through an underwritten public offering, and as an incentive to 11 key officers to remain with the Company for a period of two years following June 1, 1995, agreed to make payments to such officers aggregating up to approximately $1.25 million, payable in three equal annual installments after such date (subject to the officer remaining employed by the Company on the relevant payment date). In June 1995, the first installment of $409,100 was paid for these key officers of the Company. In June 1996, the second installment of $360,800, reduced by $48,300 from the June 1995 payment due to the resignation of one of the 11 key officers, was paid by Westinghouse. The final installment of $360,800 was paid in June 1997. Even though such payments were funded by Westinghouse and did not require any use of the Company's cash, for accounting purposes, they are required to be reflected as compensation expense in the Company's financial statements.


EMPLOYMENT AGREEMENTS

      The Company has entered into an Employment Agreement with Mr. Giannopoulos that, as amended, expires on June 30, 2002. The Agreement, as amended, provides that Mr. Giannopoulos was to be paid an annual salary of $262,500 for fiscal 1998 and was eligible for a bonus targeted at $163,500 for fiscal 1998. The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount. The annual salary and target bonus may be increased each year of the Agreement in a manner determined by the Compensation Committee.

      The Company has entered into an Employment Agreement with Mr. Kaufman that expires on May 28, 2000. The Agreement provides that Mr. Kaufman was to be paid an annual salary of $173,000 for fiscal 1998 and was eligible for a bonus targeted at $95,000 for fiscal 1998. The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount. The annual salary and target bonus may be increased each year of the Agreement in a manner determined by the Compensation Committee.

      The Company has entered into an Employment Agreement with Mr. Kolson that expires on May 28, 2000. The Agreement provides that Mr. Kolson was to be paid an annual salary of $178,000 for fiscal 1998 and was eligible for a bonus targeted at $95,000 for fiscal 1998. The actual amount of the bonus is tied to certain performance criteria but cannot exceed 200% of the targeted amount. The annual salary and target bonus may be increased each year of the Agreement in a manner determined by the Compensation Committee.

STOCK OPTIONS

      Certain full-time, salaried officers and employees of the Company and its subsidiaries, and non-employee Company Directors are eligible to participate in the 1991 Option Plan which provides for the issuance of incentive stock options, non-qualified stock options and stock appreciation rights.

      An option may not be exercised within one year after the date of grant and is exercisable in installments during its term as determined by the Board of Directors or Compensation Committee. If an option holder dies or becomes disabled, his or her option becomes fully exercisable and may be exercised for one year following the termination of employment. If the option holder retires, his or her option becomes fully exercisable and may be exercised for three months following retirement. If termination occurs for any other reason, an option may be exercised, to the extent exercisable at termination, for 30 days after termination of employment. No option may be exercised after the expiration of its term.

      The exercise price of the shares of Common Stock covered by an option may not be less than the fair market value of the Common Stock on the date of grant, which is defined under the Option Plan to be not less than the average of the highest bid and lowest asked prices of the Common Stock on NASDAQ on the date of grant.

      The following table sets forth the details of stock options granted to the individuals listed in the Summary Compensation Table during fiscal 1998. The second table in this section shows the value of exercised and unexercised options for the individuals listed in the Summary Compensation Table.

OPTION GRANTS TABLE

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF
                                                                                  STOCK PRICE APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                        OPTION TERM
                      --------------------------------------------------------------------------------------------
                                    % OF TOTAL
                                     OPTIONS
                                    GRANTED TO     EXERCISE
                        OPTIONS     EMPLOYEES        PRICE          EXPIRATION
        NAME          GRANTED (1)    IN 1998       PER SHARE           DATE            5% ($)         10%($)
        ----          -----------    -------       ---------           ----            ------         ------
A. L. Giannopoulos        90,000      10.4%            $23.0938       1/2/08           $1,307,118      $3,312,494
Jeffrey B. Edwards        54,000       6.2              23.0938       1/2/08              784,271       1,987,496
Daniel G. Interlandi      54,000       6.2              23.0938       1/2/08              784,271       1,987,496
Gary C. Kaufman           66,000       7.6              23.0938       1/2/08              958,553       2,429,162
Ronald J. Kolson          72,000       8.3              23.0938       1/2/08            1,045,695       2,649,995

 Options to purchase 864,800 shares of Common Stock were granted to Company employees during fiscal 1998.

OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                                 NUMBER OF                           VALUE OF
                                                           SECURITIES UNDERLYING                   UNEXERCISED
                                                                UNEXERCISED                        IN-THE-MONEY
                                                             OPTIONS AT 6/30/98             OPTIONS AT 6/30/98 (2)
                       SHARES ACQUIRED       VALUE     -------------------------------  -----------------------------------
        NAME           ON EXERCISE (#)   REALIZED (1)   EXERCISABLE    UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
        ----           ---------------   ------------   -----------    -------------       -----------      -------------
A. L. Giannopoulos            0               $0           87,332         176,668           $1,611,930         $2,520,445
Jeffrey B. Edwards            0                0           30,999          88,001              542,593          1,111,845
Daniel G. Interlandi          0                0           60,000         106,000            1,100,625          1,514,625
Gary C. Kaufman               0                0           62,000         134,000            1,142,813          1,924,125
Ronald J. Kolson              0                0           74,666         149,334            1,369,153          2,157,097

(1) Represents market value of the Company's Common Stock at exercise date less the exercise price.

(2) Represents market value of the Company's Common Stock at June 30, 1998, less the exercise price.

DIRECTOR COMPENSATION

      Directors received a fee of $2,500 per quarter during fiscal 1998 and an additional $1,000 for each Board of Directors meeting attended. The compensation for Directors for fiscal 1999 has been set at $2,500 per quarter and $1,000 for each Board of Directors meeting attended. The compensation for Audit Committee members, Compensation Committee members, and Nominating Committee members for fiscal 1998 was $1,000 per meeting, and shall remain at this level for fiscal 1999. Members of the Board of Directors are reimbursed for travel and other reasonable out-of-pocket expenses. Directors who are full-time, salaried employees of the Company or any of its subsidiaries or affiliates do not receive any fees for their services as members of the Board of Directors or any of its committees. Additionally, Mr. Brown does not receive any compensation for serving on the Board-appointed committees.

      In addition to the above-mentioned fees, Mr. Brown was compensated $230,000 and $226,300 in fiscal 1998 and 1997, respectively, for consulting services provided to the Company. See "Certain Relationships and Related Transactions" below.

      In addition to the above-mentioned fees, Mr. Cohen was compensated $97,000 and $208,000 in fiscal 1998 and 1997, respectively, for consulting services and management provided to the Company. Additionally, pursuant to the terms of the Purchase Agreement dated August 25, 1995 under which the Company purchased from Mr. Cohen and his family the remaining 77% of D.A.C. Systemes/MICROS France and AD-Maintenance Informatique ("ADMI") the Company did not already own, the Company paid to Mr. Cohen approximately $203,000 and $365,000 during fiscal 1998 and 1997, respectively. See "Certain Relationships and Related Transactions" below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 1998, none of the members of the Compensation Committee is or was an employee or officer of the Company, or has any relationship with the Company requiring additional special disclosure.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      In fiscal 1998, the Company's compensation for executives, including grants under the Stock Option Plan, was administered by the Compensation Committee. In fiscal 1998, there were two meetings of the Compensation Committee. Set forth below is a report submitted by Mr. Voorhees, Ms. Jenniches and Mr. Puente, as members of the Company's Compensation Committee, addressing the Company's compensation policies for the last completed fiscal year, as they affected Mr. Giannopoulos, in his capacity as President and Chief Executive Officer of the Company, and the four executive officers other than Mr. Giannopoulos, who, for the last completed fiscal year, were the Company's most highly compensated executives (collectively with Mr. Giannopoulos, the "Named Executive Officers").

COMPONENTS OF EXECUTIVE COMPENSATION

      The basic premise of the Company's executive compensation policy is to ensure a link between executive compensation and the creation of stockholder value, while motivating and retaining key employees. The primary components of the compensation packages offered to the Company's executive officers by the Company for the last completed fiscal year consisted of three basic elements - base salary, annual incentive bonus, and long-term incentives in the form of stock options.

SALARY

      Base salaries of the executive officers, including the Named Executive Officers, reflect the evaluation of the Compensation Committee of the performance of the Company's executive officers in the point-of-sale and property management and central reservation systems industry (specifically, information systems for the hospitality industry) on an international, rather than a national, regional or local level. Although there is no fixed relationship between corporate performance and base salary, the Compensation Committee considers several factors in determining base salaries of the Company's executive officers, including corporate performance, the increasing importance of their role in the Company's operations on a consolidated basis, achievement of personal objectives, and the general effect of increases in the cost of living. Moreover, the Company engaged an outside compensation consulting firm in fiscal 1997 to evaluate the level of compensation paid to both Named Executive Officers and all other employees. The firm made recommendations as to how the Company may adjust salary in certain situations to pay a level of compensation at least equal to the average of other companies of similar size and in similar industries to that of MICROS. In fiscal 1998, the Compensation Committee continued to evaluate compensation levels offered by other companies similarly positioned to MICROS in terms of both size (revenue and income) and industry.

      The Compensation Committee continues to attempt to offer compensation to the Company's Named Executive Officers in amounts equal to that of other companies in competitive industries and with comparable levels of revenue. Currently, the Compensation Committee considers the base salary and incentive bonus components of total compensation to be generally in the middle range of compensation as compared to compensation levels of other senior executives of companies in similar industries. Moreover, the Company considers that the compensation levels are comparable to those companies in the computer software and services peer group.

BONUSES

      Bonuses for the last completed fiscal year were determined by the Compensation Committee based on the assessment of the Compensation Committee of various factors relating to both corporate and individual performance, as further discussed below.

STOCK OPTIONS

      Stock options for the purchase of 336,000 shares were granted to Named Executive Officers during fiscal 1998. Options were granted in fiscal 1998 to employees who are not Named Executive Officers. The Compensation Committee allocated options on the basis of various factors, including the employee's current position, performance based on both objective and subjective factors, seniority, and Company performance in general. The Compensation Committee attempts to achieve an equitable allocation of the grant of options, to both the Named Executive Officers, other senior officers, and non-executive employees of the Company and its subsidiaries. To the extent stock options are exercised, the benefit derived therefrom provides additional compensation to those executives whom the Compensation Committee believes are deserving of such benefits on the basis of the value of their efforts on behalf of the Company and its stockholders. Stock options constitute the element of executive compensation most linked to stockholder value inasmuch as their value increases directly with any increase in the price of the Company's Common Stock. The real value recognized by the award recipient is directly related to future corporate performance. The stock option grants tie executive compensation to stock performance, since the stock options will only have value if and to the extent the market price of the Company's stock increases from the exercise price of the stock options. Recommendations with respect to recipients and the number of options to be granted thereto are made by the President and CEO based on performance. The Compensation Committee evaluates the recommendations, analyzing both the quantity of the proposed grants and the identities of the proposed recipients. The Compensation Committee will then, in its sole discretion, approve, reject or modify the proposed allocation of stock options.

COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS

      The Compensation Committee executive compensation policies are designed to provide competitive levels of compensation by integrating into total compensation the Company's annual and long-term performance goals. The Compensation Committee acknowledges and emphasizes the importance of stock ownership by management and, accordingly, stock-based performance compensation arrangements. Stock-based incentives create a nexus between stockholder and management interests by providing motivation for executives over the long term. The Company's 1991 Option Plan is designed to attract, motivate and retain the valuable executive talent necessary to ensure the continued success of the Company. As a result of the use of long-term compensation as part of executive officers' total compensation, actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's overall performance.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

      The determination of bonuses for the last completed fiscal year was based primarily on corporate performance as measured by pre-tax income and net revenue. Accordingly, the Compensation Committee performs a mathematical analysis based on actual performance compared to budgeted performance. Actual bonuses paid to the Named Executive Officers equal to a large extent the targeted bonus, established in the beginning of the fiscal year, times the factor calculated comparing actual and budgeted performance. Additionally, individual non-financial performance items were taken into consideration as well.

      In reviewing corporate performance, pre-tax income and net revenue serve as the focal points in the analysis by the Compensation Committee. The pre-tax income and net revenue are evaluated both on a consolidated basis and a business unit basis. Additionally, the Compensation Committee considers the competitive climate in which the Company must operate. It is the Compensation Committee's policy that the total compensation package, the sum total of base salaries and incentive bonuses, for executive officers, including the Named Executive Officers, eligible for incentive compensation should be equal to competitive average total compensation as presented in appropriate wage surveys. Target bonus amounts vary according to salary levels and positions comparable to those established in the previous fiscal year. The total amount of the incentive bonuses can vary from zero to six percent of the pre-tax income of the Company when positive operating income is achieved.

      The financial position of the Company is reviewed annually to determine which aspects of the executive officers' performance need to be emphasized, and accordingly, which factors will be taken into consideration in the determination of the incentive bonuses. The measures of corporate performance that were considered by the Compensation Committee for the last completed fiscal year included pre-tax income and net revenue. In addition to these performance factors, the Compensation Committee considered the "individual" factor. This factor is based on the recommendation of the Chief Executive Officer and may be quantitative or qualitative, depending on emphasis desired, but not necessarily derived from normal financial reports. The non-financial objectives also generally include achieving certain pre-designated non-financial events or objectives, such as consummating a transaction with a key customer, or completing a certain software development milestone.

      As in most other executive compensation packages, the subjective factor of human judgment plays a key role in determining the Company's incentive bonuses. Individual bonuses are reviewed and judgment is applied by the Compensation Committee based upon the executive's individual contribution to the performance of the Company as a whole and his or her primary area of responsibility in particular. No bonuses are paid where an executive fails to perform duties in accordance with the Company's Code of Business Practices.

CHIEF EXECUTIVE OFFICER COMPENSATION

      The Company considers that the compensation level of the Chief Executive Officer should be comparable to those companies in the computer software and services peer group. Mr. A. L. Giannopoulos was elected President and Chief Executive Officer in May 1993. Until May 31, 1995, however, Mr. Giannopoulos was a full-time employee of Westinghouse Electric Corporation and as such received no compensation from the Company. Effective June 1, 1995, Mr. Giannopoulos became a full-time employee of the Company pursuant to the terms of an Employment Agreement in effect until December 31, 1999. Under the Agreement for fiscal 1998, as amended, Mr. Giannopoulos was eligible to receive a base salary of $262,500 and a bonus of $163,500. In determining Mr. Giannopoulos' fiscal 1998 bonus, the Compensation Committee considered a number of factors, including the Company's revenue growth, income before taxes and certain personal performance factors. The Compensation Committee also evaluated Mr. Giannopoulos' execution and management of several significant infrastructure modifications, including the outsourcing of most manufacturing functions, the implementation of a new service and support arrangement with a third party supplier for all United States customers, and the implementation of a new year 2000 compliant corporate management information system. Finally, the Compensation Committee evaluated Mr. Giannopoulos on the progress he made with respect to the world-wide improvements in customer service and support capabilities, and the consolidation of certain international operations.

      The Committee has considered the impact of the provisions of the Internal Revenue Code that, in certain circumstances, disallow compensation deductions in excess of $1 million for any year with respect to the Company's CEO and four other most highly compensated officers. These disallowance provisions do not apply to performance-based compensation. The Company expects that these provisions will not limit its tax deductions for executive compensation in the near term.

                               ALAN M. VOORHEES

                   JOHN G. PUENTE     F. SUZANNE JENNICHES.

                    Members of the Compensation Committee


COMMON STOCK PERFORMANCE GRAPH

      The following line graph compares (1) the cumulative total stockholder return on the Company's Common Stock during the past five fiscal years, based on the market price of MICROS Systems, Inc. Common Stock, with (2) the cumulative total yearly return of the S&P 500 Index and (3) the S&P Computer Software and Services composite index.

                              SHAREHOLDER RETURN
                            (DIVIDENDS REINVESTED)

COMPANY/INDEX                    JUN93         JUN94           JUN95            JUN96           JUN97          JUN98
-------------                    -----         -----           -----            -----           -----          -----

MICROS SYSTEMS, INC.              100         192.73           240.00           202.73          305.45         481.37

S&P 500 INDEX                     100         101.41           127.84           161.08          216.98         282.42

COMPUTER
(SOFTWARE&SVC)-500                100         113.29           176.35           234.90          390.36         605.40
















Note to graph:

Assumes $100 invested on July 1, 1993, in MICROS Systems, Inc. Common Stock, and an identical amount in the S&P 500 Index and the Computer Software and Services composite index.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   During fiscal 1998, Daniel Cohen was compensated $97,000 in consideration for his provision of consulting services to the Company. During fiscal 1997, Mr. Cohen was a full-time employee of the Company, and was compensated $208,000. Mr. Cohen's employment with the Company terminated on June 30, 1997, and his consultant agreement with the Company terminated on June 30, 1998. Additionally, pursuant to the terms of the Purchase Agreement dated August 25, 1995 under which the Company purchased from Mr. Cohen and his family the remaining 77% of D.A.C. Systemes/MICROS France and AD-Maintenance Informatique ("ADMI") the Company did not already own, the Company paid to Mr. Cohen approximately $203,000 and $365,000 during fiscal 1998 and 1997, respectively.

   During fiscal 1998 and 1997, the Company compensated Louis M. Brown, Jr., Chairman of the Board, $230,000 and $226,300, respectively, for consulting services provided to the Company. Effective June 30, 1995, the Company and Mr. Brown entered into a Consulting Agreement terminating June 30, 2000, pursuant to which Mr. Brown is to provide on the average 20 hours per week of consulting services to the Company in exchange for a base consulting fee commencing at $150,000 plus a target bonus of $70,000, with annual adjustments.

                APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                 (PROPOSAL 3)

      The Company's Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the independent public accountants for the Company for the year ending June 30, 1999. The approval of its selection is to be voted upon at the Annual Meeting. PricewaterhouseCoopers LLP has served in this role since August 1990, and its selection was approved by the stockholders at the last Annual Meeting. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if they so desire.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 1999 FISCAL YEAR.

                               AMENDMENT TO THE
                            1991 STOCK OPTION PLAN
                                 (PROPOSAL 4)

INTRODUCTION

      Under the MICROS Systems, Inc. 1991 Stock Option Plan (the "1991 Option Plan"), 3,500,000 shares of Common Stock (as adjusted to reflect the impact of the two-for-one stock split effected in the form of a 100% stock dividend on June 23, 1998) were reserved for issuance in the form of incentive stock options and non-qualified stock options to officers, directors, and employees of the Company and its subsidiaries. In addition, non-qualified options may be granted to non-employee Directors.

      At this Annual Meeting, the stockholders are being requested to consider and approve the adoption of an amendment to the 1991 Option Plan which serves to authorize the issuance of an additional 1,000,000 shares of Common Stock under the Option Plan, for a total of 4,500,000 shares of Common Stock. The Board of Directors believes that such an increase is necessary to assure that the 1991 Option Plan maintains a sufficient number of shares reserved for issuance in the form of options for the purposes of retaining, attracting and compensating employees and future employees of the Company.
In an environment which has become increasingly competitive in the search for employees, especially in the technology industry, it is necessary that the Company have the ability to grant options in a form and quantity consistent with other employers in comparable industries.

      The affirmative vote of a majority of all votes entitled to be cast by stockholders at a meeting at which a quorum is present is required in order to adopt the amendment to the 1991 Option Plan. As of the record date, Directors and officers of the Company have the power to vote approximately 4.8% of the outstanding shares of Common Stock. All of the Directors and officers have expressed an intent to vote in favor of the proposed amendment to the 1991 Option Plan.

      The principal features of the 1991 Option Plan are summarized below. The summary is qualified by reference to the complete text of the 1991 Option Plan, which is attached as Exhibit A.

PURPOSE

      The purpose of the 1991 Option Plan is to provide a performance incentive to certain officers, and other key employees of the Company and its subsidiaries in order that such persons may acquire a (or increase their) proprietary interest in the Company and to encourage such persons to remain in the employ of the Company and its subsidiaries. In addition, non-employee Directors may participate in the 1991 Option Plan.

ADMINISTRATION

      The 1991 Option Plan may be administered by either the Compensation Committee or by the Board of Directors itself (individually and collectively, the "Administrating Committee"). It is intended that at all times the 1991 Option Plan will be administered by Directors who are "non-employee directors" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act").

      In general, the Administrating Committee determines the persons to whom options are granted, the terms of the options and the number of shares covered by each option.

DURATION, AMENDMENT AND TERMINATION

      The 1991 Option Plan became effective as of September 23, 1991 and will terminate on September 23, 2001, unless sooner terminated by the Board of Directors.

      In addition to the power to terminate the 1991 Option Plan at any time, the Board of Directors also has the power to amend the 1991 Option Plan; provided, no amendment to the 1991 Option Plan may be made without stockholder approval if the amendment would (i) change the minimum option prices set forth in the 1991 Option Plan, (ii) increase the maximum term of options, (iii) materially increase the benefits accruing to the participants under the 1991 Option Plan, or (iv) materially modify the requirements as to eligibility under the 1991 Option Plan.

ELIGIBILITY

      The 1991 Option Plan provides for the grant of options to directors, officers and other key employees of the Company and its subsidiaries. As described below, non-employee directors may be granted only non-qualified options. As of August 31, 1998, 2,967,015 options have been granted under the 1991 Option Plan. Pursuant to Section 5 of the Plan, if all or part of an expired option is unexercised, the shares which were not exercised may again be available for grant.

AWARDS UNDER THE 1991 OPTION PLAN

      2,967,015 shares of the Company's Common Stock have been subject to options under the 1991 Option Plan since its inception. As of October 2, 1998, the closing market price for the Company's Common Stock was $30.75 per share. The 1991 Option Plan provides for the grant of Incentive Stock
Options as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified options.

      The type and terms of each option granted under the 1991 Option Plan are determined by the Compensation Committee. The option price per share shall not be less than the fair market value of the Company's Common Stock at the date of grant of the option. Fair market value will be determined by the Compensation Committee pursuant to the criteria set forth in the 1991 Option Plan. An option may contain such terms as are deemed appropriate by the Administrating Committee, including a provision that allows the Company to re-acquire an option for cash.

EXERCISE OF OPTIONS

      An option may be exercised by an optionee by delivery to the Company of the exercise price which must be paid either: (i) in cash or cash equivalent; or (ii) in the discretion of the Compensation Committee, by delivery of previously owned shares of Common Stock or by a combination of cash and Common Stock.

      The term of an option may not exceed ten (10) years. An option is exercisable in such installments and at such times during its term as determined by the Compensation Committee. To the extent not exercised, installments are cumulative and may be exercised in whole or in part at any time after becoming exercisable until the option expires.

      With respect to Incentive Stock Options, the aggregate fair market value of shares that may be exercised by an optionee for the first time during any year may not exceed $100,000.

TERMINATION OF EMPLOYMENT

      In the event the optionee's employment (or service as a non-employee Director) terminates by reason of death, all options become fully exercisable and may be exercised by the optionee's estate within one year after the date of such death but not later than the date on which such options would otherwise expire.

      If the optionee's employment (or service as a non-employee Director) is terminated as a result of disability, all options become fully exercisable and may be exercised within one year after such termination but not later than the date on which such options would otherwise expire.

      If an optionee's employment is terminated on or after age 62 in accordance with the Company's normal retirement policies, all options become fully exercisable and may be exercised for a period of three months after such termination, but not later than the date on which the options would otherwise expire.

      If an optionee's employment (or service as a non-employee Director) terminates other than for retirement, death or disability, the options held by such optionee, to the extent exercisable as of the date of termination, may be exercised at any time during the thirty (30) day period immediately following the date of termination, but not after the date on which such options would otherwise expire. However, if termination is on account of cause, all options expire as of the date of termination.

      An optionee's estate means the optionee's legal representative or any person who acquires the right to exercise an option by reason of the optionee's death.

RESTRICTION ON TRANSFER

      Options are transferable only by will or by the laws of descent and distribution. During an optionee's lifetime, an option may be exercised only by the optionee.

FEDERAL INCOME TAX TREATMENT

Incentive Stock Options

      Incentive Stock Options under the 1991 Option Plan are intended to meet the requirements of Section 422 of the Code. There are no tax liabilities to the optionee upon the grant of an Incentive Stock Option. In general, if an optionee acquires stock upon the exercise of an Incentive Stock Option, no income will result to the optionee upon such exercise and the Company will not be allowed a deduction as a result of such exercise provided the optionee makes no disposition of the stock within two years from the date of grant and one year after the option is exercised. The basis to the optionee of shares acquired on the exercise of an Incentive Stock Option will be equal to the exercise price. Any gain or loss realized upon the sale of the shares acquired will be treated as capital gains or loss, as applicable, which will be long-term or mid-term depending upon the holding period.

      If the optionee fails to satisfy the one or two-year holding periods described above, the optionee will be treated as having received ordinary income at the time of the disposition of the stock equal to the excess of the value of the stock on the date of exercise (or, if less, the amount realized from the disposition) over the exercise price. Any gain in excess of the amount treated as ordinary income will be treated as capital gain. The Company will be entitled to a deduction for the amount taxable to the optionee as ordinary income.

      Although the exercise of an Incentive Stock Option will not result in regular income tax liability to an optionee, it may subject the optionee to liability for the "alternative minimum tax."

Non-Qualified Options

      There are no tax liabilities to the optionee upon the grant of a non-qualified option. In general, an optionee who exercises a non-qualified option will realize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and the Company will be entitled to a deduction in the same amount. The Company will withhold federal and state income and employment taxes due on this compensation from amounts otherwise payable to the optionee. The optionee's basis in such shares will generally be the fair market value on the date of exercise, and when he/she disposes of the shares he/she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

      THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE MICROS SYSTEMS, INC. 1991 STOCK OPTION PLAN IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND RECOMMENDS A VOTE FOR THE PROPOSAL.

                              NEW PLAN BENEFITS

      The following table sets forth the number of shares of Common Stock subject to options granted to each of the following under the 1991 Option Plan during fiscal 1998. Future awards under the 1991 Option Plan as proposed to be amended are not determinable at this time. The Company does not believe that the amount of awards granted during fiscal 1998 or since the inception of the 1991 Option Plan would have been different if the 1991 Option Plan had been amended at the time such grants were made.

                                                                   1991 OPTION
                                                                   -----------
        NAME AND POSITION                                            PLAN (1)
        -----------------                                            --------

        A. L. Giannopoulos. . . . . . . . . . . . . .                 90,000
         President and Chief Executive Officer
        Jeffrey B. Edwards. . . . . . . . . . . . . .                 54,000
         President, MICROS-Fidelio Software GmbH
         and Co. KG
        Daniel G. Interlandi. . . . . . . . . . . . .                 54,000
         Senior Vice President and General Manager,
         Table Service Restaurants and Leisure and
         Entertainment Groups                                         66,000
        Gary C. Kaufman. . . . . . . . . . . . . . .
         Senior Vice President, Finance and
         Administration and Chief Financial Officer
        Ronald J. Kolson. . . . . . . . . . . . . . .                 72,000
         Executive Vice President and Chief
         Operating Officer

        Executive Officers as a Group. . . . . . . .                 492,000
         (9 executive officers, including those
         named above)
        Non-Executive Director Group (6 persons)                      36,000
        Non-Executive Officer Employee Group                         336,800

    (1)  A copy of such plan, as amended, is included as Exhibit A.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal 1998 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been satisfied.

                     SUBMISSION OF STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at the fiscal 1999 Annual Meeting of Stockholders must be received by the Company by June 25, 1999, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                OTHER MATTERS

      The Board of Directors is not aware of any matters other than those discussed herein, which are to be presented for action at the Annual Meeting. If any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote in regard thereto according to their best judgment.

                                            By Order of The Board of Directors

                                            /s/

                                            Judith F. Wilbert
                                            Corporate Secretary

Beltsville, Maryland
October 23, 1998

                               EXHIBIT A
                          MICROS SYSTEMS, INC.
                         1991 STOCK OPTION PLAN

     1. PURPOSE OF PLAN. The purpose of the MICROS Systems, Inc. 1991 Stock Option Plan, as amended (the "Plan"), is to serve as a performance incentive and to encourage the ownership of MICROS Systems, Inc. (the "Company") stock by key employees of the Company and its subsidiaries (including officers and directors) so that the person to whom the option is granted may acquire a (or increase his or her) proprietary interest in the Company and its subsidiaries and in order to encourage such person to remain in the employ of the Company or its subsidiaries. In addition, nonemployee directors may participate in the Plan as provided herein. Options granted pursuant to the Plan may consist of incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and nonqualified options.

     2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors; except that if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors. The Committee shall consist of not less than two (2) members of the Board of Directors. Members of the Committee shall be "non-employee directors" (within the meaning of Rule 240.16(b)-3 of the Securities and Exchange Commission).

     The Committee shall determine the purchase price of the stock covered by each option, the employees and nonemployee directors to whom, and the time or times at which, options shall be granted, the number of shares to be covered by each option, and the term of each option. In addition, the Committee shall have the power and authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     If the Committee is appointed, the Board of Directors shall designate one of the members of the Committee as chairman and the Committee shall hold meetings at such times and places as it shall deem advisable. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members shall be fully as effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     3. EFFECTIVENESS AND TERMINATION OF PLAN.

     (a)  The Plan shall become effective as of September 23, 1991.

     (b) This Plan shall terminate on the earliest of (i) the tenth anniversary of the effective date (i.e., September 23, 2001), (ii) the date when all shares of the Company's Common Stock (the "Shares") reserved for issuance under the Plan have been acquired through the exercise of options granted under the Plan, or (iii) such earlier date as determined by the Board of Directors. Any option outstanding under the Plan at the time of the Plan's termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

     4. GRANTEES. Subject to Section 2, options may be granted to key employees (including directors and officers) and nonemployee directors of the Company and its subsidiaries as determined by the Committee (each such employee or director, a "Grantee"); provided, however, ISOs shall only be granted to employees.

     5. THE SHARES. Subject to Section 7, the aggregate number of Shares which may be issued under the Plan shall be 4,500,000. Such number of Shares may be set aside out of the authorized but unissued Common Stock not reserved for any other purpose or out of Common Stock held in or acquired for the treasury of the Company. If all or part of an expired option is unexercised, the Shares which were not exercised may again be available for grant under the Plan.

     6. GRANT, TERMS AND CONDITIONS OF OPTIONS. Options may be granted by the Committee at any time and from time to time prior to the termination of the Plan. Except as hereinafter provided, options granted pursuant to the Plan shall be subject to the following terms and conditions.

     (a) Price. The purchase price of the Shares subject to an option shall be no less than the fair market value of the Shares at the time of grant; provided, however, if an ISO is granted to a person owning Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company as defined in Section 422 of the code ("10% Stockholder"), the purchase price shall be no less than 110% of the fair market value of the Shares. The fair market value of the Shares shall be determined by and in accordance with procedures to be established by the Committee, whose determination shall be final.

     Notwithstanding the foregoing, if the Company's Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation system on the date the option is granted, fair market value shall not be less than the average of the highest bid and lowest asked prices of the Common Stock on such system on such date. If the Common Stock is admitted to trading on a national securities exchange on the date the option is granted, fair market value shall not be less than the last sales price reported for the Common Stock on such exchange on such date or on the last date preceding such date on which a sale was reported.

     The exercise price shall be paid in full in United States dollars in cash or by check at the time of exercise. At the discretion of the Committee, the exercise price may be paid with (i) Common Stock already owned by, and in possession of, the Grantee or (ii) any combination of United States dollars or Common Stock. Anything contained herein to the contrary notwithstanding, any required withholding tax shall be paid by the Grantee in full at the time of exercise of an option. Common Stock used to satisfy the exercise price of an option shall be valued at its fair market as of the close of business on the day of exercise. The exercise price shall be subject to adjustment, but only as provided in Section 7 hereof.

     (b) Limit on Incentive Option Amount. Notwithstanding any provisions contained herein to the contrary, the Shares covered by an ISO granted to a Grantee which are exercisable for the first time during any calendar year shall not exceed the $100,000 limitation in Section 422 of the Code.

     (c) Duration and Exercise of Options. An option may be granted for a term as determined by the Committee but not exceeding ten (10) years from the date of grant; provided, however, the term of an ISO granted to a 10% Stockholder may not exceed five (5) years. Options shall be exercised at such time and in such amounts (up to the full amount thereof) as may be determined by the Committee at the time of grant. If an option is exercisable in installments, the Committee shall determine what events, if any, will accelerate the exercise of the option.

     The Plan shall be subject to approval by the Company's stockholders within one (1) year from the date on which it was adopted. Prior to such stockholder approval, options may be granted under the Plan, but any such option shall not be exercisable prior to such stockholder approval. If the Plan is not approved by the Company's stockholders, the Plan shall terminate and all options theretofore granted under the Plan shall terminate and become null and void.

     (d) Termination of Employment. Except as otherwise determined by the Committee, upon the termination of a Grantee's employment (or service as a nonemployee director), the Grantee's rights to exercise an option shall be as follows:

             i) If the Grantee's employment (or service as a nonemployee director) is terminated on account of total and permanent disability (pursuant to the Company's long-term disability plan for Grantees who are employees) and as defined in Section 22(e)(3) of the Code), any option shall become fully (100%) vested as of the date of termination and may be exercised by the Grantee (or by the Grantee's estate if the Grantee dies after termination) at any time within one (1) year after termination on account of disability but in no event after the expiration of the term of the option.

            ii) In the case of a Grantee whose employment (or service as a nonemployee director) is terminated by death, any option shall become fully (100%) vested as of the date of death and the Grantee's estate shall have the right for a period of one (1) year following the date of such death to exercise the option but in no event after the expiration of the term of the option.

           iii) In the case of a Grantee who retires from the Company and its subsidiaries after attaining age 62, an option shall become fully (100%) vested as of the date of retirement and the Grantee may, within the three-month period following retirement, exercise such option but in no event after the expiration of the term of the option. If the Grantee dies during such three-month period, the Grantee's estate may exercise such option during the period ending on the first anniversary of the Grantee's retirement but in no event after the expiration of the term of the option.

            iv) In the case of a Grantee whose employment with the Company and its subsidiaries (or service as a nonemployee director) is terminated for any reason other than death, disability or retirement, the Grantee (or the Grantee's estate in the event of the Grantee's death after such termination) may, within the 30-day period following such termination, exercise an option to the extent the right to exercise had accrued prior to such termination but in no event after the expiration of the term of the option. Notwithstanding the foregoing, if the Grantee's termination of employment is on account of misconduct or any act that is adverse to the Company, the Grantee's option shall expire as of the date of termination of employment.

             v) A Grantee's "estate" shall mean the Grantee's legal representative or any person who acquires the right to exercise an option by reason of the Grantee's death. The Committee may in its discretion require the transferee of a Grantee to supply it with written notice of the Grantee's death or disability and to supply it with written notice of the Grantee's death or disability and to supply it with a copy of the will (in the case of the Grantee's death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an option. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

      (e) Transferability of Option. Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Grantee's lifetime only by the Grantee.

      (f) Form, Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, an option shall be evidenced by such form of agreement as is approved by the Committee, and consistent with the terms hereof. Notwithstanding the foregoing, no modification of an option shall, without the consent of the Grantee, alter or impair any rights or obligations under any option theretofore granted under the Plan nor shall any modification be made which shall adversely affect the status of an ISO as an incentive stock option under Section 422 of the Code.

      (g) Minimum Number of Shares. The minimum number of Shares for which an option may be exercised at any time shall be 100 shares, unless the unexercised portion of the option covers a lesser number of Shares.

      (h)  Maximum Number of Shares. Subject to adjustments as provided in
Section 7(a) hereof, the maximum number of Shares subject to options that may be granted hereunder during any one fiscal year of the Company to any one individual shall be limited to 100,000 Shares.

     (i) Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate, including a provision permitting the Company or a subsidiary to reacquire an option for cash.

     7. CAPITAL STRUCTURE CHANGES.

     (a) If the outstanding shares of the Company's Common Stock are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, the Board of Directors shall make appropriate and proportionate adjustments in the number, kinds and limits of shares available for options pursuant to the Plan or subject to any outstanding options and in the purchase price therefor. The determination of the Board of Directors as to such adjustments shall be conclusive.

     (b)  Fractional Shares resulting from any adjustment in options pursuant to
Section 7 shall be eliminated at the time of exercise by rounding-down for fractions less than one-half (1/2) and rounding-up for fractions equal to or greater than one-half (1/2). No cash settlements shall be made with respect to fractional Shares eliminated by rounding. Notice of any adjustments shall be given by the Committee to each Grantee whose option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

     (c) Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, the Plan and options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full for at least 30 days prior to the termination date whether or not otherwise exercisable during such period.

     (d) Options may be granted under this Plan from time to time in substitution for similar options held by employees of corporations who become or are about to become employees of the Company or a subsidiary as the result of a merger or consolidation, the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of the fifty percent (50%) or more of the stock of the employing corporation causing it to become a subsidiary.

     8. SECURITIES LAW REQUIREMENTS. No option granted pursuant to this Plan shall be exercisable in whole or in part nor shall the Company be obligated to sell any Shares subject to any such option if such exercise or sale, in the opinion of counsel for the Company, violates the Securities Act of 1933 (or other federal or state statutes having similar requirements). Each option shall be subject to the further requirement that, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Shares subject to such option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such option or the issuance of Shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee may require each person purchasing Shares pursuant to an option to represent to and agree with the Company in writing that he is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      9. AMENDMENTS. The Board of Directors may amend or terminate the Plan in whole or in part as it deems appropriate and proper; provided, however, except as provided in Section 7, (i) without stockholder approval no action may be taken which changes the minimum option price, increases the maximum term of options, materially increases the benefits accruing to Grantees under the Plan, materially increases the number of Shares which may be subject to options pursuant to this Plan, or materially modifies the requirements as to eligibility for participation hereunder, and (ii) without the consent of the Grantee, no action may be taken which adversely affects the rights of such Grantee concerning an option.

      10. NO EMPLOYMENT RIGHT. Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or employee of the Company or any of its subsidiaries.

      11. INDEMNIFICATION. Each person who is or at any time serves as a member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to this Plan.

      Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person's own behalf. The foregoing persons may be entitled under the charter or by-laws of the Company or any of its subsidiaries, as a matter of law, or otherwise, or any power that the Company or a subsidiary may have to indemnify such person or hold such person harmless.

      12. GOVERNING LAW. Except to the extent preempted by federal law, all matters relating to this Plan or to options granted hereunder shall be governed by the laws of the State of Maryland.

      13. EXPENSES; PROCEEDS. The expenses of implementing and administering this Plan shall be borne by the Company and its subsidiaries. Proceeds from the sale of Common Stock under the Plan shall constitute general funds of the Company.

      14. TITLES AND HEADINGS. The titles and headings of the Sections in this Plan are for convenience of reference only; in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

[ X ] PLEASE MARK VOTES        REVOCABLE PROXY
      AS IN THIS EXAMPLE     MICROS SYSTEMS, INC.

                                                                                                        FOR     AGAINST    ABSTAIN
THIS PROXY IS SOLICITED ON BEHALF OF                            1. Proposal to amend the Company's     [   ]    [     ]    [     ]
     THE BOARD OF DIRECTORS                                        Articles of Incorporation to
                                                                   provide for an increase in
   The undersigned stockholder of MICROS Systems, Inc.             authorized shares from 30,000,000
(the "Company") hereby appoints Louis M. Brown, Jr. and            to 50,000,000 shares (Proposal 1)
A.L. Glannopoulos as Proxies, each with the power to                                                             WITH-     FOR ALL
appoint his substitute, and hereby authorizes either                                                    FOR      HOLD      EXCEPT
of them to represent and to vote, as designated below,          2. Election of Directors (Proposal 2)  [   ]    [    ]     [     ]
all the shares of Common Stock of the Company                      LOUIS M. BROWN, JR., DANIEL COHEN,
held on record by the undersigned on October 2, 1998,              A.L. GLANNOPOULOS, F. SUZANNE
at the Annual Meeting of Stockholders to be held at                JENNICHES, JOHN G. PUENTE, DWIGHT S. TAYLOR
2:00 PM on November 20, 1998, at the BWI Airport Marriott,
1743 West Nursery Road, Baltimore-Washington International         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
Airport, Baltimore, Maryland 21240 or at any adjournments          NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME
thereof. The Board of Directors recommends votes FOR               IN THE SPACE PROVIDED BELOW.
Proposals 1 through 4.
                                                                   -----------------------------------------------------------------
                                                                                                        FOR     AGAINST    ABSTAIN
                                                                3. Proposal to approve the appoint-    [   ]    [     ]    [     ]
                                                                   ment of PricewaterhouseCoopers
                                                                   LLP as the independent public
                                                                   accountants of the Company (Proposal 3)

                                                                                                        FOR     AGAINST    ABSTAIN
                                                                4. Proposal to approve the amend-      [   ]    [     ]    [     ]
                                                                   ment to the Company's 1991 Stock
                                                                   Option Plan (Proposal 4)


                                                                  This proxy will be voted as directed by the undersigned stock-
                                                                holder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED
                                      ----------------------    FOR PROPOSALS 1, 2, 3, AND 4. The Proxies are authorized, in their
  Please be sure to sign and date     Date                      discretion, to vote upon such other business as may properly come
   this Proxy in the box below.                                 before the Annual Meeting or any adjournments thereof. The under-
------------------------------------------------------------    signed stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
---Stockholder sign above---Co-holder (if any) sign above---    The undersigned stockholder hereby acknowledges receipt of the
                                                                Notice of Annual Meeting and Proxy Statement.
* SIGN YOUR NAME EXACTLY AS IT APPEARS ABOVE.
------------------------------------------------------------------------------------------------------------------------------------
      [ARROW]                 DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.         [ARROW]

                                                       MICROS SYSTEMS, INC.
------------------------------------------------------------------------------------------------------------------------------------
                                                        PLEASE ACT PROMPTLY
                                              SIGN, DATE & MAIL YOUR PROXY CARD TODAY
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   If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.
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